Exhibit (a)(5)(lxvii)

DISTRICT COURT, CITY AND COUNTY, COLORADO Court Address: 1437 Bannock Street Denver, CO 80202
Plaintiffs: J.D. EDWARDS & COMPANY, v. Defendants:

ORACLE CORPORATION and PEPPER ACQUISITION CORP., DOES 1-50	Δ COURT USE ONLY Δ

Attorneys: Stephen J. Baity Steven L. Heisdorffer GODIN & BAITY, LLC 1050 Seventeenth Street, Suite 1610 Denver, CO 80265 303-572-3100 Atty. Reg. #: 13137 Atty. Reg. #: 19800	Case No. 2003CV4270 Division: 18

David Berger Jared L. Kopel WILSON SONSINI GOODRICH & ROSATI 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

ORDER GRANTING STIPULATION DISMISSING CASE WITHOUT PREJUDICE

THIS MATTER coming before the Court on the parties Stipulation Dismissing Case without Prejudice, and the Court being fully advised in the premises;

WHEREAS, on June 12, 2003, Plaintiff J.D. Edwards & Company (“J.D. Edwards”) filed the Complaint in this action against Oracle Corporation, Pepper Acquisition Corporation, and Does 1-50;

WHEREAS, on June 13, 2003, PeopleSoft, Inc. (“PeopleSoft”) filed a Complaint against all or some of the Defendants alleging similar facts and claims in the Superior Court of the State of California for the County of Alameda (Case No. RG03101434) (the “PeopleSoft Action”);

WHEREAS, on or around June 16, 2003, J.D. Edwards and PeopleSoft entered into an amended Merger Agreement (“Merger Agreement”) whereby each J.D. Edwards shareholder could elect to receive either PeopleSoft stock or cash in exchange for J.D. Edwards stock;

WHEREAS, on July 17, 2003, PeopleSoft purchased approximately 88% of the outstanding shares of J.D. Edwards and PeopleSoft expects to acquire the remaining shares of J.D. Edwards before the end of August 2003, making J.D. Edwards a wholly owned subsidiary of PeopleSoft;

WHEREAS, in light of the consummation of the Merger Agreement and the fact that PeopleSoft may elect to re-assert some or all of J.D. Edwards’ pending claims in the PeopleSoft Action, the parties believe this action should be dismissed without prejudice in the interests of justice and in order to avoid duplicative litigation;

IT IS HEREBY STIPULATED BY AND BETWEEN J.D. Edwards and Defendants, through their counsel of record, subject to the Court’s approval that:

This action is dismissed without prejudice, with each side to bear their own costs, and J.D. Edwards and its parent corporation, PeopleSoft, reserve the right to reassert the claims brought forth in this action against Defendants in the PeopleSoft Action currently pending in Alameda County, California.

Dated this      day of                     , 2003.

CT. RM. 18 AUG 18 2003	By the Court:

/s/ Judge Joseph Meyer III